Exhibit 13

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 Press Release

Embargoed until Nov. 30, 2016

Blue Marble Biomaterials Announces Intent to Offer Equity Shares to the Public

First biomaterials company to utilize Regulation A+

MISSOULA, Mont.—-Blue Marble Biomaterials (Blue Marble) today announced its intent to offer equity shares to the public through Regulation A+, a type of equity crowdfunding regulated by the Securities and Exchange Commission. A natural-biochemical pioneer, Blue Marble intends to use the capital raised through its online public offering to expand production capabilities and research and develop new natural chemicals.

Blue Marble Biomaterials produces naturally derived, drop-in replacement ingredients (biochemicals) that replace synthetic, petroleum-based chemicals (petrochemicals)—which can be found in 95% of consumer products used every day.

“When people realize that they are feeding their children products with ingredients manufactured from petroleum and ending their day by rubbing crude-oil derived products on their face, they are horrified,” said Colby Underwood, co-CEO of Blue Marble. “Consumers are increasingly concerned about the environment and what they are putting into and onto their bodies and those of their families, and those concerns are driving a demand for change. We’re giving manufacturers a way to meet that demand.”

Blue Marble is partnering with Manhattan Street Capital (MSC) to host the company’s “Test the Waters” campaign and additional activities. MSC specializes in providing businesses with the services and information to raise growth capital through a Regulation A+ offering.

The “Test the Waters” process offers businesses the opportunity to gauge investor interest before committing to the expenses involved in a Regulation A+ offering. Regulation A+ offerings must be qualified by the Securities and Exchange Commission before any sales of shares may be made.

Regulation A+ differs from other popular crowdfunding methods, such as Kickstarter, in that investors buy equity shares in the company.

“We’ve seen companies have great success with Regulation A+ and we’re both excited by the future that this capital will make possible and proud to be able to offer equity shares in our company, to people that can get behind us and help make a change,” said Underwood.

Visit the Blue Marble Regulation A+ page here: www.manhattanstreetcapital.com/blue-marble-biomaterials.

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About Blue Marble Biomaterials

Blue Marble Biomaterials is a subsidiary of Blue Marble Energy Corporation. Blue Marble Biomaterials manufactures renewable specialty chemicals for the food, fragrance, cosmetics, and personal care industries in a zero-waste, carbon neutral production facility in Missoula, Montana. Its mission is to replace petroleum-based chemicals with fully sustainable, zero carbon specialty chemicals. For more information on Blue Marble go to: www.bluemarblebio.com.

Contact:

Joanne Matsusaka

joanne.matsusaka@bluemarblebio.com

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED AND, IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.

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Manhattan Street Capital Offering Page

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Blue Marble Biomaterials

http://www.bluemarblebio.com

Blue Marble
Biomaterials
5840 Expressway
Missoula, MT 59808

Biotechnology

Offering **Updates (1)** Make Reservation Comment Contact

Petroleum belongs in your car—not your food.

CHEMICALS ARE THE
BUILDING BLOCKS OF
EVERY MANUFACTURED PRODUCT.
KNOW WHERE YOURS
ARE COMING FROM?

From the food we feed our children to the personal care products we apply to our bodies, most of us don't know that more than 95% of consumer goods we use are filled with ingredients produced from crude oil.

Why does it matter? Because these

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petrochemicals are bad for us and bad for the environment. A good example is mineral oil. Traces of crude oil are present in some mineral oil that is added to pasta, grains, and many other products we use. Untreated and lightly treated mineral oil are already classified as human carcinogens and concerns are mounting when it comes to the oil that makes it into everyday products. Until recently, petrochemicals have been the only option for manufacturers of the products we need as humans and demand as consumers. Through its innovative and proprietary approach, Blue Marble Biomaterials produces naturally derived biochemicals—enabling manufacturers and consumers to avoid harmful petrochemicals. Check out this video to learn more.

Blue Marble Biomaterials - Regulation A+ Test T...

RESERVE YOUR

Build a sustainable future

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INVESTMENT NOW with Blue Marble Biomaterials.

Partner with Blue Marble to commercialize natural and sustainable alternatives to chemicals derived from crude oil

For a short time, investors of all levels will have the opportunity to claim their piece of a sustainable future. Reserve your investment in Blue Marble today by participating in our Regulation A+ (Reg. A+) online public offering.

Consumer demand for natural alternatives is growing exponentially and manufacturers are eager to capitalize on the growing market. That means the market for naturally derived biochemicals—Blue Marble's bread and butter—is also strong.

To meet the demand, Blue Marble must be able to increase its production capabilities and research and develop new natural chemicals. Your investment will allow us to do this, while at the same time reducing human dependence on crude oil.

We hope you are as excited by this opportunity as we are.

But Why Should You Care?

SPOT THE DIFFERENCE

Well, does this image give you a warm and fuzzy feeling?

Because there really isn't much difference. The petroleum that covers wildlife by the thousands as a result of oil spills is the same petroleum used to produce the shampoo you use at home. We're drenching ourselves in petroleum-based chemicals every day. But if we're going to give our world a real chance, we need to lower our dependency on these chemicals. And the only way to do that is to find natural

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alternatives.

So, yes, try to carpool more, and maybe bike to work a few days a week. But we also need to start looking at the 95% of consumer goods that contain petroleum-based chemicals.

About Our Regulation A+ Offering

Anyone can participate. Experienced investors and everyday consumers can make a difference by investing in Blue Marble and the future of sustainable biochemicals. These frequently asked questions provide basic information about the Blue Marble offering.

What is Regulation A+?

Regulation A+ is an opportunity for startup and small businesses to raise funds. More details can be found here.

Who can invest in a Regulation A+ offering?

This offering will be available to anyone. Most investors are limited, however, to no more than 10% of their annual income or net worth (excluding home values). Accredited investors have no limit on the size of their investment.

Is this crowdfunding? How is it any different from Kickstarter?

Regulation A+ is a specialized type of equity crowdfunding. However, it's much different from Kickstarter. With Kickstarters, people are contributing money to fund creative or pre-order products without ownership benefits. Regulation A+ investors receive equity (shares) in our company.

Who is Manhattan Street Capital?

Manhattan Street Capital is acting as Blue Marble's fundraising platform. Manhattan Street Capital specializes in Regulation A+ offerings. See the FAQ and Blog to learn more.

Why can't I invest now?

At this point, the Blue Marble Regulation A+ offering is not yet "Qualified" by the Securities and Exchange Commission (SEC). The offering is currently in the informal TestTheWaters™ stage and we are only allowed to accept non-binding reservations until our offering is qualified.

Is my reservation a solid commitment?

Not at all. It is a non-binding way of booking space for you in the offering, so

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that if it is qualified by the SEC, you will have priority access to invest.

Is there an investment amount minimum?

Once the investment opportunity is made available, the minimum investment will be $300 USD.

When will I know how many shares I receive for my reservation amount?

Blue Marble will be able to provide details if and when the SEC qualifies our Regulation A+ offering.

Will the share price increase?

There is no way to know what will happen to the share price. You should only invest money that you can afford to lose.

How will I know what is going on with the offering as it progresses?

We will post updates on this website and will periodically send you emails when interesting developments happen.

Who can I contact for more information?

Please post comments here on this page and the Blue Marble team will reply to you. You can also send emails to Blue Marble by clicking on the contact button.

About Blue Marble

Our sustainable biochemicals solve a modern dilemma: producing the ingredients we need for the things we use and consume without relying on materials and processes that negatively impact our environment. Here are some commonly asked questions about our company, our processes, and our offerings.

Does Blue Marble make end-products?

No. We don't produce the end products, we manufacture the ingredients that manufacturers need to make products. We provide renewable and natural replacements for the petrochemicals they usually purchase.

Will manufacturers actually make the switch?

We believe they will. By using biomass (organic materials) that would otherwise go to waste, Blue Marble is able to provide non-GMO natural ingredients at a relatively low cost, making it an enticing and viable option for manufacturers interested in growing their share of or entering into the eco-friendly marketplace. Indeed, some manufacturers are already making the switch by purchasing Blue Marble products (Blue Marble currently sells a limited number of products).

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What is the Blue Marble process?

The solution lies in biological and chemical processes that have already been tested by mother nature over thousands of years. Our patented process utilizes by-product plant material streams from food/beverage manufacturers as well as the agricultural and forestry industries in conjunction with managed ecosystems of bacteria to produce complex chemical compounds. These compounds are refined using green chemical processes. Check out the process infographic below or visit bluemarblebio.com to learn more.

Are Blue Marble biochemicals genetically modified?

No. Our ingredients are derived only from nature.

What kind of ingredients does Blue Marble develop?

Our offerings include natural colors, aroma chemicals, flavor ingredients, vitamins, and more.

What replaces crude oil in your natural biochemicals?

Unlike petroleum chemical manufacturers, we use only organic materials, such as spent coffee and tea, and tomato and grape pomace (what's left after pressing for juice) that would otherwise be discarded, as the starting material for our natural chemicals.

How do manufacturers know what is in the biochemicals you supply?

In some cases, by partnering with Blue Marble, manufacturers have the ability to choose the organic material they want to use for their products. We are the first in the industry to offer this, which results in unparalleled traceability of the ingredients in our products. In cases where choice of source biomass is not an option, we are committed to process transparency.

What is the outlook for Blue Marble?

The demand for natural alternatives continues to grow, and we're not only propelling the wave, we're also riding it. Our proprietary technologies already allow us to create a variety of specialty biochemicals for immediate use. As industry pioneers, we're also constantly testing new pathways to give manufacturers more and more options for natural replacements.

With our proprietary technologies, we're creating a variety of specialty biochemicals that can be used in the flavor, fragrance, and personal care markets. The markets that Blue Marble serves for the ingredients shown in the graphic below add up to $62 billion USD per year as of 2015, and are expected to grow by almost 20% in the next five years. Source: Zion Market Research, Statista, Markets and Markets.

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MARKET VALUES:
Flavor, Fragrance, & Personal Care Ingredients
USD - Billions
$50
$40
$30
$20
$10
$0
Global Flavor Market
Global Fragrance Market
Global Personal Care Market
Current Value (2015)
Projected Future Value (2021)

Our Team

Seven years ago, Blue Marble set out to use organic material that was going to waste to produce alternatives to petroleum-based chemicals. We've proven it can be done and now we look forward to expanding our reach and impact.

Colby Underwood

James Stephens

Wayne Rebich

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Co-Chief Executive Officer / Chief Business Officer

Co-Chief Executive Officer / Chief Science Officer

Chief Financial Officer

Resources

Infographic

How We Turn Waste Into Natural Chemicals

The
BLUE MARBLE
Process
One man's waste is another man's resources
LIQUIFIED GAS EXTRACTION
AND A.G.A.T.E. FERMENTATION PROCESSES

The way we create sustainable ingredients from existing waste streams sounds like magic, but we're actually simply mimicking Mother Nature.

Infographic

The Zero Waste Infographic

ZERO-WASTE

The Blue Marble facility is zero-waste, but it's something every facility should strive for. The problem? Most people don't know it's possible! Take a look at this infographic to see how we do it.

Blog

Time To Think Out of The Recycle Bin?

Plastic bag jewelry, anyone? Yep. It's a thing. If you're a recycling advocate with a penchant for DIY projects, these upcycling ideas are for you.

Recent News

perfumer & flavorist

Plant-Based Bacon Flavor? Industry-Tested, Vegan-Approved

August 30, 2016

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Missoulian

[Missoula biochemical company creates highly sought-after natural bacon flavoring](#)

August 30, 2016

perfumer & flavorist

[A "Natural Solution" to Labeling: Blue Marble Biomaterials Launches Ester Line](#)

August 16, 2016

BiofuelsDigest

[Biofuels Digest: The Summer of Innovation](#)

August 09, 2016

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. THE COMPANY IS "TESTING THE WATERS" UNDER REGULATION A UNDER THE SECURITIES ACT OF 1933. THIS PROCESS ALLOWS COMPANIES TO DETERMINE WHETHER THERE MAY BE INTEREST IN AN EVENTUAL OFFERING OF ITS SECURITIES. THE COMPANY IS NOT UNDER ANY OBLIGATION TO MAKE AN OFFERING UNDER REGULATION A. IT MAY CHOOSE TO MAKE AN OFFERING TO SOME, BUT NOT ALL, OF THE PEOPLE WHO INDICATE AN INTEREST IN INVESTING, AND THAT OFFERING MIGHT NOT BE MADE UNDER REGULATION A. IF THE COMPANY DOES GO AHEAD WITH AN OFFERING, IT WILL ONLY BE ABLE TO MAKE SALES AFTER IT HAS FILED AN OFFERING STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND THE SEC HAS "QUALIFIED" THE OFFERING STATEMENT. THE INFORMATION IN THAT OFFERING STATEMENT WILL BE MORE COMPLETE THAN THE INFORMATION THE COMPANY IS PROVIDING NOW, AND COULD DIFFER IN IMPORTANT WAYS. YOU MUST READ THE DOCUMENTS FILED WITH THE SEC BEFORE INVESTING. THE OFFERING MATERIALS MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY'S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS "ESTIMATE," "PROJECT," "BELIEVE," "ANTICIPATE," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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Contact us for information.
Manhattan Street Capital provides a platform to bring together interested investors, businesses and service providers. What we do is authorized under new laws empowering companies that have had limited access to growth capital and main street investors, who are now allowed to invest in private companies through Regulation A+. The company is based in San Diego, CA.

We are not a broker-dealer. While we make available information on our platform from companies seeking feedback and/or investment from interested investors, we do not provide investment advice and do not steer investors to particular investments. We do not advise companies on raising capital through the offering of securities and we do not recommend that a company offer securities to a particular venture. We do not negotiate or execute the purchase and sale of securities, we do not earn commission on the purchase and sales of securities, we do not take ownership or possession of securities on anyone's behalf and we do not take or transfer the proceeds of any purchase and sale of security. We do not guarantee results to anyone.

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Video transcript

Introductory video on Manhattan Street Capital website

Narrator: It's time to wake up people. Did you know that over 95 percent of all the products we use contain chemicals that are derived from oil? Yep, your clothes, dishes, food, and even your face wash. Yeah, the one with the little scrubbing beads that exfoliates your skin and makes it feel wicked smooth. Yeah, that has a bunch of petroleum chemicals in it which is crazy because, if you've missed the pictures of the birds covered in oil or the fish floating on the surface of the Gulf of Mexico, oil isn't that great to have in or on our bodies. So, while you might be walking to work once a week or carpool with that weird guy who won't shut up about his startup, to save the planet, dude, I bet you did not know that sometimes, when you buy orange juice from the store, you're putting money into the pockets of big oil. Oh, did I forget to mention that one? Yeah, they put a chemical into your orange juice to make it more orange juicy and that chemical comes from oil. I swear I couldn't make this stuff up if I tried folks. And don't worry, not only are we consuming this crap at an alarming rate, we're also throwing it out and causing an ecological disaster with our waste. For instance, did you know that every man, woman, and child in the United States is responsible for 15,000 pounds of new waste every year? That's like a big pile of manure over 20 feet high, or a pile of Nickel Back albums almost 40 feet high it, wait, bad example. Those are the same thing. Regardless, this is a massive problem and we have to figure something out.

So what are we to do? Just bow down to the mighty oil gods and keep begging them to grace us with their chemical goodness? Hell no, we need to make some changes and that's going to be hard because we are creatures of habit. Silicon Valley is doing its best to send us to Mars and make sure everything we touch is powered by the sun, but we need to start working on our current planet and we need to start doing it on a personal level. What this means is we find better things to put on and in our body that aren't as damaging to the environment and we have to properly utilize our waste. Wait wait wait, utilize our waste? Now not that way, although, yeah, you could, I mean, methane gas has been powering factories for decades now, but we need to start using our waste more efficiently though, through processes like recycling, repurposing, and what companies like Blue Marble at are doing. Taking trash and turning it into cold, hard cash. They’re like the magical chocolate factory of the chemical world. They take a biomass, a fancy word for organic waste, and turn it into all the ingredients that are required to keep on making that 95 percent of stuff that contains petroleum, only their ingredients are organic, non-GMO, and completely not made of oil. No, seriously, they're making stuff like organic and vegan bacon flavoring out of spent coffee grounds and they're looking for partners to help them keep our little marble blue.

They're doing this through what is best described as an online public offering. They're selling shares in their company to regular folks who want to get in on the next major industrial revolution, and they're using the funds raised to build their infrastructure and replace all those nasty chemicals. Stop rubbing dead dinosaur juice all over your body. Reduce our dependence on oil by investing in a company that's working to keep our marble blue. Click on the link below to be taken to our regulation A+ page. You can change the world.

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 Form of Facebook Ad

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Email blast

Petroleum belongs in your car—not your food.

Did you know that 95% of all consumer products we use contain chemicals derived from crude oil?

At Blue Marble Biomaterials, we believe oil belongs in your car, not your food or cosmetics. That’s why we developed technology that allows us to take biomass (plant-based waste) and turn it into organic, non-GMO chemicals that replace crude-oil chemicals. So not only do we offer alternatives to petrochemicals, we also are giving new life to what would otherwise find its way to landfills.

Want to be a part of creating a sustainable planet?

For the first time, Blue Marble intends to offer equity shares through Regulation A+, which is a type of equity crowdfunding regulated by the Securities and Exchange Commission. This opportunity is open to everyone, not just wealthy investors.

Learn more.

If this sounds interesting, we encourage you to visit our offering page by clicking on the link below. There you’ll find more information about the offering, Regulation A+, and our work at Blue Marble. If you’re short on time, don’t worry. You can watch our short and engaging video in about three minutes.

Reserve your investment.

If you like what you see, you can reserve your investment, which gives you priority access if the offering is qualified by the Securities and Exchange Commission and we are able to issue the equity shares. No money changes hands when you reserve your investment and you’re in no way obligated to invest. Your reservation simply helps us gauge interest in our company as we move forward with this process.

We’re working hard to reduce our dependence on crude oil and create a sustainable planet. We hope you’ll join us.

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED AND, IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.

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Website Banner

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Facebook Live Video 1 – Posted December 8, 2016

Video transcript

Hi, I'm Colby Underwood, co-CEO and chief business officer of Blue Marble Biomaterials. Thank you for joining me today in my first Facebook Live event. This is the first time I have ever done one of these, so my apologies in advance if this does not go exactly as intended. I wanted to accomplish three things on this video today. Number one, I wanted to give you an update on our online public offering. Number two, I want to attempt to answer some questions that I have been receiving from some of you regarding the offering and regarding our company, Blue Marble Biomaterials. And three, I want to share some exciting news with you toward the end of our video here.

First off, with the help of dozens of individuals from many different countries around the globe, we have launched our testing the waters phase of our online public offering last Wednesday. Actually, November 30th. And many different media outlets have covered the launch. Primarily in part due to the disruptive technologies that Blue Marble is offering. Some even call them revolutionary technologies that Blue Marble is offering to the world. On top of that, we are also the first biomaterials company to use the Regulation A+ offering platform, as well. The traffic and the feedback has been wonderful. Thank you to everybody who has visited the landing page or has made a reservation already. I can't thank you enough for joining us in this endeavor.

I also have been receiving dozens of different questions. From really all around the world. I wanted to try and address some of those questions today on this video here. One of the questions I've heard, more often than not, is, does this technology really work? It's such a unique, such disruptive technology, does it actually work? And I have to tell you that was one of the first questions that I asked when I joined this company many years ago. And the answer is overwhelming yes. Not only have we had several Fortune 500 partners validate and verify our technology, but we've also been producing small lots of products for a couple years now, and actually selling those products into the flavor, fragrance, and personal care marketplaces.

I've also been receiving some questions about what does biomass mean? What is this word biomass or what is a feed stock? And really the best way to describe that is to look at current consumer products that are out there today. 95 percent of those consumer products have one or more petroleum chemicals ingredients contained within that product. Those petroleum chemical ingredients are made from crude oil.

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Instead of using crude oil to make our biochemicals, we use side streams of plant based organic material from many different industries, including the food and beverage manufacturing industry, agricultural industry, as well as the forestry industry, in place of that crude oil. A really good example of this is spent coffee grounds. When you're walking through your local supermarket or grocery store, and you walk by the beverage aisle, and see the bottled coffee beverages , the same the same way that you and I produce, or excuse me, not produce, the same way that you and I brew coffee every morning in our coffee machines is the same technology and the same pathway that is used to produce that liquid coffee concentrate that goes into that bottled coffee beverages that you find on supermarket shelves really all around the world. What happens to those coffee grounds after they have been, after the oils have been extracted can get a little technical, but after the oils have been extracted to produce that coffee concentrate. Most of the time those coffee grounds are sent are sent to landfill facilities, composting facilities and, in some cases, they are sent to the animal feed market. Instead of sending it to any of those places, this is where Blue Marble can step in and take those coffee grounds, and use that as the starting materials for the products that we sell today.

I'm almost running out of time, but I wanted to thank you for participating and for watching this video. We are going to announce some really exciting news next week about a company that I believe you and I both know well. So if you're not already, please follow us on social media. That will make sure you're the first, or one of the first, to hear this news. And again, thank you for watching this video, I'm going to try to do one of these videos every week, and I would love to hear some feedback from you all, on what you think of these videos. Thanks and have a great day.

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Facebook Live Video 2 – Posted December 16, 2016

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Video Transcript

Hi everyone. Colby Underwood, co-CEO and chief business officer of Blue Marble Biomaterials. Here again for my second Facebook Live video. Sorry I'm running a few minutes late, still learning how to use this Facebook Live system. But thank you for all the comments that I received from our first video last week.

Had some great comments and some great questions. As I mentioned on my call, excuse me, my video last week, we have an exciting announcement to make this week and those of you that haven't seen it already, I'm very excited to announce that we are partnering with Welch's, Welch’s Fine Foods, their formal name. And you probably know them from their grape juice, apple juice, and fruit snacks products that they have available in grocery store aisles around America. We are truly excited to be working with them, or I should say publicly announcing working with them. We started talking to Welch’s a little over a year ago at one of our trade shows that we visit for the industry. And over the last, roughly 14-15 months, Welch's and Blue Marble have worked together to really prove what Blue Marble can produce from these side streams Welch's has available. And we're going to be announcing more news about the products that we're going to be developing with Welch's here in the not too distant future. So stay tuned for that as well. This is exciting for us to announce this Welch's collaboration because while we have multiple collaborations or partnerships going on right now, this is the first one that we are publicly announcing. I should say that we are able to publicly announce. So we've got about six other collaborations that we're currently working on, I hope to be able to announce and share those collaborations with you here in the next couple of months as we move forward. The Welch's announcement is really important because I think it really shows the state of this industry. Large companies, and even small companies, not only here in America, but also around the world, are really trying to look at new pathways to reduce the footprint that they produce, I should say the waste footprint that they produce, and they're also looking at us in conjunction with this to valorize what you and I as consumers call waste, but what these companies call the term such as side streams, byproduct streams, coproduct streams, they’re looking for ways to valorize these and create more value for these side streams that are coming out of their factories. And, obviously, that's where Blue Marble steps in. So it's exciting to see the industry really start to move this way. We've been working on this for a number of years now, as you can imagine, when we first started approaching companies like Welch's, we were met with a lot of disbelief that we could generate so much value from their byproducts or waste products, by converting them into specialty chemicals and other products. We've done a lot to educate these kinds of companies over the years and we're starting to see the fruition of that now here today.

Couple of questions I've received over the last week, one question I received actually from several of you was a little more information on the reservation process for the testing the waters phase that we're currently in. First and foremost, the reservation process is a nonbinding commitment. You can feel free to pull out of a reservation at anytime that you might like too. But that reservation process will be up and going here for the foreseeable future. We don't know yet quite when we're going to end the testing the waters phase and move into the live phase of this process, but obviously I'll share more information with you, more as I receive it

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That's all for today, I just want to keep this brief quick update. I'll have another video for you next week, I'm actually going to try to bring you a video, almost a virtual tour of our facility in Missoula, Montana, next week when I am out there. So stand by for that.

If you'd like more information on the Welch's press release, please go to our website, www.bluemarblebio.com, and go over to the right hand side, and you'll see a company tab, I think is where a newsroom section is, but you're looking for a newsroom section and you can find more information about that press release in that newsroom section there.

And obviously if you'd like more information on the testing the waters phase, if you'd like to make a reservation, for the regulation phase we're in right now, just head over to our website, www.bluemarblebio.com, and right in the home page you can click through to the landing page, where we can accept your reservation. Thanks everybody, have a nice weekend, and I'll talk with you more, next week. Bye bye.

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Virtual Investor Conference – December 4, 2016

Transcript

Bradley, Colby Underwood, Wayne Rebich

[Start transcript 0:01:27]

Bradley:	At this point I'm very pleased to introduce our next speakers, Colby Underwood, Co-CEO and Chief Business Officer, and Wayne Rebich, CFO at Blue Marble Biomaterials. Colby.

Colby Underwood:	Thank you Bradley for that introduction. Hi everyone, my name is Colby Underwood and I am the Co-CEO and Chief Business Officer of Blue Marble Biomaterials. And with me here today is our Chief Financial Officer Wayne Rebich.

We're excited to be with you today to discuss a little bit about our company Blue Marble and the investment opportunity that is in front of you here today.

We are a specialty chemical producer but much different than what you're used to seeing out in the industry today. Instead of producing petro chemicals from crude oil we produce biochemicals from organic matter side streams.

How do we do that? We'll get to that here in a little bit.

Right here in front of you is a picture of our large commercial biorefinery refinery in Missoula, Montana. And as I mentioned before we are a specialty chemical manufacturer as well as a technology provider and our mission is to replace traditional petroleum chemicals that are produced from crude oil with natural sustainable specialty biochemicals and we're targeting the flavor, fragrance and personal care markets while utilizing waste, side stream or underutilized starting materials.

Who are we really? That's a question we get on a very regular basis is who are we really? A lot of folks in our industry are starting to call us Willy Wonka's Chocolate Factory, and the reason being is that we are producing products from starting materials that you would never imagine.

A very good example of that is a product that we rolled out this summer. It is the flavor and aroma of crispy cooked bacon. The formal name of that product is bacon dithiazine and it is traditionally produced using crude oil or petroleum and widely used across the globe in different manufactured food product today.

We are the only company today anywhere in the world that can produce this bacon dithiazine product – again, the crispy cooked smell and taste of bacon – and instead of producing it from petroleum chemicals we're producing it from side streams that come out of the food and beverage manufacturing industries.

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Bradley, Colby Underwood, Wayne Rebich

Today in our facility in Missoula, Montana, we are producing this product and we're using one of three different feed stocks depending on the day. We use grape pumice – the meat, stem, seeds, skins of grapes after they go through the juice process – we're also using coffee grounds from the liquid coffee beverage industry, and we also have the ability to use spent tomato pumice – again, the leftover meat, skins, stems, seeds from the tomato canning process that we have – or I should say the tomato canning industry that we have here in America.

Why are we doing this? First and foremost we're focusing on the other oil problem. A lot of us like to discuss and talk about the fact that we're facing a huge problem in the future with the reduction of the oil supply – the crude oil petroleum oil supply that we use today as human beings to produce our transport fuels such as gasoline, kerosene and diesel.

We are focused on the other problem, and that is the fact that 95 percent of consumer goods have one or more petroleum chemical ingredients contained within them.

Now, what do I mean by consumer goods? I'm talking about the food that we eat, the beverages that we drink, the clothes that we wear, the paint on our car, the furniture that we sit on on a regular basis – 95 percent of those items – those products contain one or more petroleum derived chemicals.

And so we're focused on offering natural – not petroleum derived – natural, sustainable, better-for-the-Earth biochemicals that can replace these traditional petroleum chemicals in the consumer goods in the marketplace today.

And the reason that we're doing this – and this is a very good image that you're looking at here – this is a representative example of the fractions that are refined out of a traditional 42-gallon barrel of oil that is being pulled out of the Earth all around – in all corners of the globe on a daily basis.

You can see where these fractions go after they are refined from this 42-gallon barrel of oil. And I call your attention to the very top fraction – the very top 1.2 gallons of every 42-gallon barrel of oil – this is the feed stock that is sold to the local chemical manufacturers all around the world that produce the hundreds of thousands of chemicals that are utilized by our society today. And over on the left-hand side you can see some examples of where those chemicals or where those ingredients – what markets they go into.

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Bradley, Colby Underwood, Wayne Rebich

And the trick here – and this is something that we as consumers really don't understand – is that this very top fraction – this very top 1.2 gallon pays for the entire barrel of oil to come out of the ground. That's why we hear about large crude oil drillers and producers generating over $4 or $5 billion – that's billion with a B – in profit every quarter: it's because this very top fraction is so valuable that it pays for almost the entire barrel of oil to come out of the ground, and that is exactly what we're targeting – and we call it the other oil problem: how do we start replacing the petroleum chemicals in our society with something that is better for the Earth – most importantly – but also natural, sustainable and renewable?

What markets are we targeting? Our technologies have the ability to produce tens of thousands of different chemicals. For us, being a smaller company, we need to focus on some very few specific markets here to really launch our company and we are targeting – our target – excuse me – on the food flavoring, fragrance and personal care industries – and these are huge industries.

You can see here this chart shows last year's market value for each one of these industries as well as the projection for a couple years from now on how those industries are growing.

Why did we choose specialty chemicals and within the specialty chemical industry – the flavor, fragrance and personal care submarkets – the reason being is that first and foremost you have the highest profit margin products coming out of those industries – or depending on who you talk to going into those industries – and on top of that you have the highest consumer demand for green, sustainable, renewable, natural ingredients in these industries.

Not only in developed countries like the United States and the European Union, or the states that represent the European Union, but also in less developed countries that are becoming more developed: consumers are very aware of what they're putting into and onto their bodies and they want a better choice, a better alternative, and that's what we're offering here today.

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Bradley, Colby Underwood, Wayne Rebich

This slide contains a tremendous amount of information but I want to call just a couple of points to your attention here. The first box contains examples of products that we have the ability to produce: products such as carboxylic acids, esters, sulfur chemicals, extracts.

What are these products though? Esters is a very good example. Any time that you have a candy bar or a piece of chewing gum the flavors that are derived in those products more often than not those are flavored by ester-class chemicals or ester-class ingredients where they are the sweet flavorings versus sulfur chemicals or sulfur compounds such as thiols, mercaptans and dithiazines – those are your more savory flavors such as onion, garlic, meat, seafood.

We also focus on producing a wide variety of what we call novel natural solutions like natural colors, natural preservatives, natural sodium enhancers or salt replacements as well.

Today we operate two different very unique technologies. The first technology and what I'd like to focus on – it's our most widely-used technology – is what we call our mixed culture fermentation system – or the acronym that we use is the AGATE system which stands for Acid, Gas, Ammonia, Targeted Extraction.

Now, what is this system? – and I'll show you some more details on this technology here in a couple of minutes – for those of us that aren't scientists – and I will admit that I am not a scientist: I am a business guy instead – the best way to describe how this technology works is that the scientists at Blue Marble have developed a pathway to replicate the way that our Earth produces crude oil.

And if you think about – and many of us don't know this – but if you think about how the earth produces crude oil it's actually a very simple process. There is biomass plant-based material that is folded into the earth because of geologic activities and there are certain strains of bacteria that work together in communities or ecosystems in different heat and pressure thresholds and over thousands – or some folks think millions of years – our Earth produces crude oil from those four ingredients: biomass, bacteria, heat and pressure.

What we're able to do – and we're the first company anywhere in the world to be able to do this – is we're able to replicate the way that the Earth produces crude oil above ground and we do that in our fermentation tanks today.

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Bradley, Colby Underwood, Wayne Rebich

Now a lot of folks like to ask us the most important aspects of our intellectual property. These are bacteria that are not genetically – yeah, they can be derived or sourced from nature.

We launched our testing-the-waters phase of our online public offering just last week, Wednesday, November 30th. We're targeting a raise of $18 million US from accredited and unaccredited investors, and we're very excited and very proud to announce that we are the first biomaterial and biotech company to utilize the Regulation A platform – excuse me – Regulation A+ platform – and we've had a lot of interest and a lot of traffic in the first couple of days.

How do we move these products out to the marketplace? We have several different business models that we use but the primary business model we use is what we call our co-location example. And I won't go over this in too much detail – it's pretty self-explanatory – but we partner with companies that have low-value biomass streams. To date we've tested over 4,000 different biomass streams – things such as wood waste from the forestry industry; agricultural waste from farmers; as well as spent coffee grounds, tea leaves, fruit pumice, vegetable pumice, way streams from the cheese manufacturing and dairy manufacturing industries – and we partner with these partners – or we work with the partners – and we pay them a tipping fee payment.

This tipping fee payment is traditionally anywhere from 3 times to 25 times what those partners or those companies traditionally receive from the composting or animal feed industries that they sell that biomass in today.

We process their biomass into our products – here in this example I'm using carotenoids and oils as well as natural esters and organic acids – and those products go out to the marketplace to chemical distributors and flavor houses.

And on the right-hand side there I listed a couple of examples of potential end users of the ingredients that we produce.

In some cases our co-location partner also receives on top of that a profit share split as well to further incentivize them to work with Blue Marble.

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Bradley, Colby Underwood, Wayne Rebich

Here on the next slide I'm detailing a couple of our ancillary or secondary business models that we utilize. Pretty self-explanatory. The first one is direct sales, low-volume, high-margin products: we've been working on that for a couple of years now. We're currently selling small lots of very high-profit margin products into the marketplace.

And as I mentioned earlier with my Willy Wonka comment we're also very focused on creating new products and new pathways, either on our own or in collaboration with some of the largest food, beverage, personal care companies in the marketplace today.

For those of you interested in our technology – for those of you scientists out here – this is a very good general process flow of how biomass moves through our facility and is converted into our final products.

In some cases – and this is very, very revolutionary – we can take these same lots of biomass – let's use coffee grounds for an example – we can run that coffee – those coffee grounds through what is called our liquefied gas extraction technology which is essentially where we are pulling the oils that remain in the biomass out for further refinement into final products such as carotenoids and terpenes and we take that same exact lot post-process through liquefied gas extraction and we run that through the different stages of our AGATE or our mixed-culture fermentation system: that produces a crude fermentation liquor – some of us call that the crude oil – and then after that we use traditional refining fractionation techniques to produce our final products such as natural esters, biles, sulfur compounds – and we have a very, very heavy focus on recycling: we try to recycle almost all of the waste biomass that our technologies produce into a valuable product that can be moved into another marketplace.

Here on the next slide we also focus a lot, as you probably have learned, on innovation: these are our current innovation silos that we're utilizing. Low-cost natural colors, clean label, natural preservatives, microbial cellulous – which is used as a bulking or texturization agent – high-potency natural sweeteners – these are sugar replacers – as well as salt replacers or salt modulators.

And the rules of the road for us – what we always set out to achieve with our innovation silos – is for the final product to meet US and/or EEU natural flavor-labeling requirements. And all of our silos must generate products that are cost competitive at scale with their synthetic cousins or the synthetic products that are currently on the marketplace today.

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Bradley, Colby Underwood, Wayne Rebich

Here's a little bit of information about our online public offering. Again, we're using the Regulation A+ offering. As I mentioned previously we're raising a target of $18 million US. This is an equity raise. We are currently in the testing-the-waters phase. We are waiting qualification from the Securities and Exchange Commission.

And as I mentioned earlier we launched this testing-the-waters phase last week on November 30.

Many of you may have questions. "What is our pre-money valuation? What is our target share price? Where are your financial worksheets?" All of that information will be available once the SEC has qualified our offering.

And for those of you that don't know too much about Regulation A+, you'd like to learn a little bit more, over on the left-hand side of this screen here is a wonderful little infographic that I believe does a very good job explaining how the Regulation A+ process works.

And with that I thank you for your time. I'm going to turn it over now to our CFO Wayne Rebich and he is going to answer any questions that you may have.

Thank you very much and have a good day.

Wayne Rebich:	Thank you very much Colby and hello everyone. Thank you all for joining us today to learn more about Blue Marble Biomaterials.

There are a lot of good questions that have been posted already and I'll try to get to as many as I can.

The first question was, "Is your business on the radar or competitive with the capabilities of mega cap companies such as ADM and Cargill?"

And the answer to that is that absolutely, we are definitely on the radar of those and other major companies. We actually don't see those companies as competitors: we see them as collaborators and potential co-location partners, as Colby mentioned. We're working on the co-location model so that we can work with companies.

And there are other questions that we have also had about the collaborators and partnerships and who do we have – and good questions and thank you very much for asking.

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Bradley, Colby Underwood, Wayne Rebich

We have spent a number of years meeting with potential collaborators and educating them about our processes and the Blue Marble opportunity. We currently have approximately eight different relationships we're focusing on and talking about co-location opportunities.

If some of you may have seen a press release that came out this morning – and I'm actually very pleased to report that Welch Foods Incorporated – you might know Welch's Grape Juice – one of my favorites – they're a global food and beverage manufacturer – Welch's and Blue Marble have announced our intention to collaborate to bring naturally derived biochemicals to the public.

Blue Marble and Welch's have been working together for the past year to identify the numerous final products that we can manufacture from Welch's side streams which are generated during their production of grape and apple juice.

These side streams are currently sent to compost or animal feed suppliers and our intent is to use them instead to manufacture products for the food, fragrance and consumer products industries. And again, we are extremely pleased to be able to announce that and talk about that now.

We've also been working with one of the top-five food and beverage manufacturers and several off-take partners for products from that relationship that can be manufactured from that company's side streams. And we hope to be able to announce our collaboration with that company soon.

There are many others that we are working on to develop additional opportunities. And thank you again for that question.

One of the questions we have related to intellectual property and can we speak to our sustainable advantages and proprietary technologies and patents?

We – I can definitely speak about that. We hold patents for our system and methods or anaerobic digestion and extraction of products in multiple jurisdictions, and we have pending patent applications in several other jurisdictions.

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Bradley, Colby Underwood, Wayne Rebich

Our platform of intellectual property however also does include a number of trade secrets around our bacteria consortia and how they're utilized in our AGATE process that Colby mentioned and that you saw a slide about essentially how it works a little while ago.

We also consider much of what we do in the super critical and sub-critical fluid extraction to be trade secrets as well. So that constitutes our intellectual property platform.

And as far as sustainability and sustainable advantages we are happy and proud of the fact that we take waste products and we convert them into high-value products. So we are keeping waste out of a landfill essentially and making high-value products out of it that go back into the marketplace.

We've had several questions about the offering itself and our stage and structure of the company and all of that. Right now we are a private company: we have been funded by private investors before this Reg A process, and right now in the process we are still in the test-the-waters phase.

We can't predict when the timing of the offering circular will be available on the SEC's website but it is expected to be sometime during our test-the-waters process. We just started this process a couple weeks ago and before the offering is qualified by the SEC.

The point that our offering circular is available to be shared you'll be able to see all of the disclosures and details of the investment. Until then you can go to our landing page for additional information that we are able to share and there is a link to that landing page not only on our website, which is www.Bluemarblebio.com, but also on the Manhattan Street Capital website, which is www.Manhattanstreetcapital.com.

And other than that we can't share too much more details about our offering at the moment.

So let's see. Other questions. "Can we provide more details about the Welch relationship?" Actually thank you for asking that. We actually can't provide anymore details right at the moment. We do have confidentiality agreements where we can't provide any specific details right at the moment but we and Welch's wanted to announce publically that we are working together. So can't do anything – can't tell you anymore details about that now but more will be coming later.

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Bradley, Colby Underwood, Wayne Rebich

Next question is, "Do you have existing revenue streams and financials available for review?" And the answer is not until our offering circular is public with the SEC and able to be shared.

So as a private company so far we've typically not reported sales or financial information but at the point that that offering circular is publically filed with the SEC you will be able to see audited financial statements for 2014 and 2015 and also interim statements through June 30 of 2016.

I wish we could predict the timing of when the offering circular will be available but it's expected to be, as I said, earlier sometime during our test-the-waters process.

Let's see. Other questions. A question about the team of Blue Marble. Our executives are Colby Underwood, who you heard earlier. He's the Co-CEO and Chief Business Officer. Colby has over two decades of experience in business development, finance and strategic planning. He's been working with Blue Marble for the past eight years.

James Stephens is Co-CEO and Chief Science Officer. James is Co-Founder of Blue Marble. He's developed the company's core technologies. We refer to him as our own Willy Wonka. James has over 15 years of managerial and experience in development of products and he has extensive technical and business background in industrial microbiology, chemical engineering, remediation, food safety and clean technology.

And as you heard, I am Wayne Rebich, Chief Financial Officer. I'm the old man of the group actually at 53 years old. My career includes more than 25 years of experience in finance, accounting and operations, and my specialty is helping companies achieve next levels of growth. I've been with the company for just over two years and I'm pleased to be working with Blue Marble.

Another question that we have is, "What do our products look like and the nature of our products." And this one is to make sure that we mention that we are working to create products that are food grade, they're kosher certified, natural flavoring, they're non-GMO, they're organic compliant, they're vegetarian and they are bio based. So we're very pleased with the product that we have and products that we have and the targets that we have moving.

Next question is about where we are located and our facilities. We are – our facilities, as Colby mentioned in his presentation, are in Missoula, Montana. It's our biorefinery in Missoula and it consists of research and development, laboratories and production rooms along with typical warehouse and office space.

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Bradley, Colby Underwood, Wayne Rebich

Our facility has successfully completed a kosher certification process, and in April 2016 we received a Safe-Quality Food – or SQF level 2 certification.

We are pleased to be located in Missoula with access to a skilled workforce that wants to live in a great location and work for an exciting, innovative company.

And I believe those are the last questions that I see coming up. All of the questions that I'm getting are of that same category that we had before.

So thank you for listening. That's all we have for today. And please hang on and you'll be transferred to a virtual booth where I could answer more questions.

[End of Audio]

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Virtual Investor Conference – December 4, 2016
Investor Presentation

blue marble biomaterials

Company Overview and Investment Opportunity

Presented by Colby Underwood (Co-CEO/CBO) and Wayne Rebich (CFO)

December 2016

34

Company Overview
Mission

blue marble

Blue Marble Biomaterials is a specialty chemical manufacturer and technology provider. We provide sustainable, drop in replacement chemicals and solutions to targeted upstream and downstream stakeholders.

Our mission is to replace traditional petrochemicals with natural, sustainable specialty chemicals in the growing flavoring, fragrance, and personal care markets while targeting waste, side stream or under-utilized starting materials.

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blue marble
biomaterials

Who are we really?

WONKA'S
GOLDEN TICKET
GREETINGS TO YOU, THE LUCKY FINDER OF THIS
GOLDEN TICKET FROM MR. WILLY WONKA!
PRESENT THIS TICKET AT THE FACTORY GATES AT TEN O'CLOCK IN THE MORNING OF THE FIRST DAY OF OCTOBER AND DO NOT BE LATE. YOU MAY BRING WITH YOU ONE MEMBER OF YOUR OWN FAMILY... AND ONLY ONE... BUT NO ONE ELSE......
In your wildest dreams you could not imagine the marvelous SURPRISES that await YOU

36

Blue Marble Target: The Other Oil Problem

Petrochemicals in 95% of all consumer goods

blue marble biomaterials

Food and Beverage Ingredients

Cosmetic Ingredients

Pharmaceutical Ingredients

Plastics

"The reason that oil and gas companies generate such immense profits year after year is due in part to the 1.2 gallon fraction of each barrel of oil that is sold to petrochemical refiners. The revenue from that small fraction pays for the entire barrel of oil to be extracted from the ground."

British Petroleum PLC (BP) executive, February 2009

Chemical Feedstock	*1.2 gallons*
Refinery Gas	*1.9 gallons*
LPG	*1.9 gallons*
Gasoline	*19.5 gallons*
Kerosene	*4.1 gallons*
Diesel	*9.2 gallons*
Lubricants	*0.5 gallons*
Fuel Oil	*4.1 gallons*
Bitumen	*1.3 gallons*

42 Gallon Barrel of Oil

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blue marble biomaterials

Target Markets

Snapshot

MARKET VALUES:
Flavor, Fragrance, & Personal Care Ingredients

$50
$40
$30
$20
$10
$0
USD - Billions
Global Flavor Market
Global Fragrance Market
Global Personal Care Market
Current Value (2015)
Projected Future Value (2021)

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blue marble biomaterials

Company Overview

Introduction

Blue Marble Biomaterials is a specialty chemical manufacturer and technology solution provider. Our focus is generating products and pathways for the flavor, fragrance, and personal care ingredient industries that achieve both U.S. and E.U. natural label regulations.

Products	**Renewable/Natural Chemical Manufacturing:** • Carboxylic Acids: Acetic, Butyric, Propionic, Formic Acids • Esters: Ethyl, Propyl, Butyl, and Thiol Esters • Sulfur Chemicals: Thiols, Mercaptans, Dithiazines • Extracts: Terpenes, Carotenoids, Oils • Novel Natural Solutions: Colors, Preservatives, Sodium Enhancers, Sweeteners, etc.
Core Technologies	• Mixed-Culture Fermentation (AGATE - patented/bacteria consortia - trade secret) • Supercritical and Subcritical Fluid Extraction (SFE - trade secret)
Barriers to Entry Have Been Mitigated	• GMO (genetically modified) product pathways face consumer perception and regulatory burdens. Our technologies do not use genetically modified organisms (GMO). • Development of core technologies completed in 2011. Verified by several multi-national partners. Seven current negotiations underway to deploy core or ancillary technologies around the world. • BM recently completed a four year industry education campaign to inform potential partners and customers of the advantages of BM products and pathways. Over 300 relationships secured. • BM has developed strong relationships with the largest chemical distributors and flavor houses in the world.
Regulation A+ Crowdfunding	• "Test the Waters" phase launched on November 30, 2016 • Goal: $18,000,000 USD from accredited and unaccredited investors • First biomaterial/biotech company to launch Regulation A+ round • Heavy traffic/interest in initial days of "Test the Waters"

39

blue marble
biomaterials

Company Overview
Core Business Model: Co-Location Example

Blue Marble/Partner Co-Located Facilit(ies)
Carotenoids and Oils
Chemical Distributors
Natural Esters and Organic Acids
Flavor Houses
Tipping Fee Payment
Feedstock
Blends with Blue Marble Ingredients
Partner Provided Biomass Feedstock
Profit Share Split Payable to Partner
L'ORÉAL PARIS
KraftHeinz
GENERAL MILLS
PEPSI
Kellogg's
Examples of Potential End Users

40

blue marble
biomaterials

Company Overview
Ancillary Business Models

Direct Sales: Low Volume, High Margin Products
Blue Marble Commercial Facility
Low Volume, High Margin Products
Chemical Distributors/ Flavor Houses
Stand Alone Product / Pathway Development
Blue Marble Research and Development Unit
Ultra Low Cost Alternatives/ Innovative Products
Exclusive or Not Exclusive
Off-Take
Licensing
M&A
?
Chemical Distributors/ Flavor Houses/CPG Companies
Collaborative Product/Pathway Development
Blue Marble + Partner
Products/ Pathways
Exclusive or Not Exclusive
Off-Take
Licensing
M&A
?
Marketplace

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blue marble biomaterials

Company Technologies

General Process Flow

Feedstock
AGATE Reactor
Fermentation Liquor
Solid Digestate & Mixed Gas
AGATE Reactor Phase II
Mixed Gas
Solid Digestate: Ammonium and Soil Amendment
Liquified Gas Extraction
Gas Stripping, Reverse Osmosis and Distillation
Passive Gas Reaction
Carotenoids, Terpenes, and Oils
Natural Esters and Organic Acids
Organosulfur Gas
Biogas
Thiols and Sulfur Compounds
Algae Growth

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blue marble biomaterials

Current Innovation Silos

Low Cost Natural Colors

Projected Commercial Launch: Q1 2017

"Clean Label" Natural Preservative

Phase 1 Projected Commercial Launch: Q3 2017

Microbial Cellulose

Projected Commercial Launch: Q3 2017

High Potency Natural Sweetener

Projected Commercial Launch: Q1 2018

Salt Modulation or Substitution

Projected Commercial Launch: Q3 2018

Innovation Silos
"Rules of the Road"

- Must meet US and/or EU Natural flavor labeling requirements
- Must be cost competitive at scale with synthetic products

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blue marble biomaterials

Regulation A+

Regulation A+
REG A+: A BIG DEAL
Regulation A+ is a new rule that allows companies to do a "Mini-IPO" to raise up to $50 million from the general public.
up to
$50,000,00
in business funding
GOOD FOR BUSINESSES
2 tiers for funding options
Tier I: Raise up to $20 million
Tier II: Raise up to $50 million
U.S. and Canadian companies that have their primary offices located in the United States can use Reg A+.
GOOD FOR INVESTORS
THEN
Before the new law, most people couldn't invest in the same companies that bankers and rich people could.
NOW
Regulation A+ allows anyone from the general public to invest, regardless of wealth.
Good for businesses, good for investors.
Regulation A+: It's kind of a big deal.
BankRoll

Target: $18,000,000

Type: Equity

Current Phase: "Test the Waters" ***(awaiting qualification from SEC)***

Launch Date: November 30, 2016

Questions:

What is Blue Marble's pre-money valuation for this round?

What is the target share price?

What percentage of the company are you offering to new investors through this Regulation A+ round?

Where are your income statements, balance sheets, and P&L worksheets?

All of the above information will be available once the SEC has qualified our offering

44

blue marble
biomaterials

www.bluemarblebio.com

For more information contact:

Colby Underwood
Colby.underwood@bluemarblebio.com
+1 (206) 779-1494

THIS COMMUNICATION MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY'S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS "ESTIMATE," "PROJECT," "BELIEVE," "ANTICIPATE," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

45